AMENDING AGREEMENT NO. 2

     THIS AMENDING AGREEMENT is made as of this 10th day of March, 1998,

B E T W E E N :

                    SPORT MASKA INC., a corporation amalgamated under the laws of the Province of New Brunswick (the "Borrower") and -

                    THE CHASE MANHATTAN BANK OF CANADA, one of the chartered banks of Canada (the "Lender") and -

                    SLM TRADEMARK ACQUISITION CANADA CORPORATION, a corporation continued under the laws of the Province of New Brunswick

     WHEREAS the Lender and Sport Maska Inc. ("Sport Maska") entered into a credit agreement dated as of April 1, 1997, as amended by an Amending Agreement No. 1 dated as of November 7, 1997 (such agreement as amended and supplemented from time to time is hereinafter referred to as the "Credit Agreement");

     AND WHEREAS SLM Trademark Acquisition Canada Corporation (the "Guarantor") executed and delivered an unlimited guarantee dated as of April 1, 1997 whereby the Guarantor guaranteed all of the liabilities and obligations of Sport Maska to the Lender pursuant to the Credit Agreement;

     AND WHEREAS Sport Maska amalgamated effective January 1, 1998 with #1 Apparel Canada Inc. ("#1 Apparel Canada"), with the amalgamated corporation resulting from such amalgamation (the "Amalgamation") being called Sport Maska Inc. (being the "Borrower");

     AND WHEREAS the Borrower and the Lender desire to amend certain provisions of the Credit Agreement;

     NOW THEREFORE in consideration of the premises and the agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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     SECTION 1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

     SECTION 2. AMENDMENT TO CREDIT AGREEMENT. Subject to the conditions as to effectiveness set forth in paragraph 4 of this Amending Agreement and the Amendment Effective Date (as hereinafter defined) the Credit Agreement is hereby amended as follows:

2.01 The reference to the amount of "$35,000,000.00 U.S." in the first recital of the Credit Agreement is hereby replaced with the amount of "$20,000,000.00 U.S.".

2.02 In section 1.01 of the Credit Agreement, the following definition is hereby added:

               " "INVENTORY AMOUNT" shall mean at any time an amount designated by the Borrower, and confirmed to the Lender and Chase U.S., not to exceed (x) the Canadian Dollar Equivalent of $20,000,000.00 U.S. less
          (y) the amount designated by the borrowers under the U.S. Credit Agreement in the "SLM-Combined Totals" section under the column entitled "U.S. Totals" on the most recently delivered certificate of Borrowing Base, in the form of Schedule 6.05(j) of the U.S. Credit Agreement."

2.03 The definition of "SEASONAL AMOUNT" in Section 1.01 of the Credit Agreement is hereby deleted.

2.04 The definition of "AVAILABILITY" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

               " "AVAILABILITY" shall mean at any time (i) the lesser at such time of (x) the Revolving Credit Commitment and (y) the Borrowing Base, minus (ii) the sum at such time of (x) the unpaid principal balance of the Revolving Credit Loans together with all reserves (without duplication of deductions taken in determining Net Amount of Eligible Receivables) established by the Lender in its reasonable exclusive judgement upon notice to the Borrower including, without limitation, reserves reflecting the risk of suppliers to the Borrower repossessing shipped goods from the Borrower and (y) the Domestic Letter of Credit Usage and (z) the aggregate of all outstanding Bankers Acceptances and all outstanding liability of the Borrower to reimburse the Lender for matured Bankers Acceptances."

2.05 The definition of "INTEREST PAYMENT DATE" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

               ""INTEREST PAYMENT DATE" shall mean with respect to any Prime Rate Loan, the last Business Day of each month."

2.06 The words "Canadian Dollar Equivalent of $35,000,000.00 U.S." in the definition of "REVOLVING CREDIT COMMITMENT" in Section 1.01 of the Credit Agreement are hereby replaced with the words "Canadian Dollar Equivalent of $20,000,000.00 U.S.".

 2.07 The third line of the definition of "REVOLVING CREDIT TERMINATION DATE" is hereby amended by deleting the phrase "no later than 60 days prior to April 3, 2000" and replacing it with the phrase, "no later than February 3, 2000".

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2.08 The first paragraph of Section 2.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

               "(a) Subject to the terms and conditions herein and relying upon the representations and warranties herein set forth, the Lender agrees to make or extend Credit to the Borrower, at any time and from time to time from the date hereof to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not to exceed the amount of the Revolving Credit Commitment. Notwithstanding the foregoing, the aggregate principal amount of Credit outstanding at any time shall not exceed (1) the lesser of (a) the Revolving Credit Commitment (as such amount may be reduced pursuant to this Agreement including, without limitation, Section 2.08 hereof) and (b) an amount equal to the sum of (i) eighty percent (80%) of the Net Amount of Eligible Receivables, plus (ii) the lesser of (A) the Inventory Amount and (B) fifty percent (50%) of the Net Amount of Eligible Inventory (such sum referred to herein as the "BORROWING BASE") minus (2) the sum of (x) the unpaid principal balance of Revolving Credit Loans together with all reserves established by the Lender and referred to in the definition of Availability and (y) the Domestic Letter of Credit Usage at such time and (z) the aggregate of all outstanding Bankers' Acceptances and all outstanding liabilities of the Borrower to reimburse the Lender for matured Bankers' Acceptances. The Borrowing Base will be computed on or about the fifteenth day of each fiscal month and at the end of each fiscal month (or more frequently if requested by Lender) and a compliance certificate from a Responsible Officer of the Borrower presenting its computation will be delivered to the Lender and to Chase U.S. in accordance with Section
          6.05 of the U.S. Credit Agreement."

2.09 In Section 10.01 of the Credit Agreement, paragraphs (a) and (b) are hereby amended in their entirety to read as follows:

               "(a) if to the Borrower, at 2 Place Alexis Nihon, 3500 Boulevard De Maisonneuve Ouest, Bureau 800, Westmount, Quebec (Telecopy no. 514-932-6043), Attention: Russell J. David, Senior Vice-President, Finance, with a copy to Goodman, Phillips & Vineberg, 1501 McGill College, 26th Floor, Montreal, Quebec H3A 3N9, Attention: Leon Garfinkle (Telecopy no. 514-841-6499); and

               (b) if to the Lender, at The Chase Manhattan Bank of Canada, 1 First Canadian Place, Suite 6900, Toronto, Ontario M5X 1A4, Attention:
          Christine Chan (Telecopy no. 416-216-4161), with a copy to Fraser & Beatty, P.O. Box 100, 1 First Canadian Place, Toronto, Ontario M5X 1B2, Attention: Peter E. Murphy (Telecopy no. 416-863-4592) and a copy concurrently to Chase U.S. at, effective March 27, 1998, 600 5th Avenue, 4th Floor, Asset Base Lending, New York, NY 10020, Attention:
          Credit Deputy (Telecopy no. 212-332-4299)."

2.10 In Section 10.08(b) of the Credit Agreement, clause (ii) is hereby amended by deleting the words "Seasonal Amount" and substituting therefor the words "Inventory Amount".

2.11 Any and all references in the Credit Agreement to #1 Apparel Canada Inc. or Apparel Canada, as the case may be, shall now be read as meaning the Borrower and shall be read as the context requires.

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     SECTION 3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants that as of the date hereof as follows (which representations and warranties shall survive the execution and delivery of this Amending Agreement):

     (a) the Borrower has the corporate power and capacity to execute, deliver and carry out the terms and provisions of this Amending Agreement;

               (b) this Amending Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; and

               (c) no Default or Event of Default under the Credit Agreement has occurred or is continuing.

     SECTION 4. CONDITIONS PRECEDENT. Notwithstanding any term or provision of this Amending Agreement to the contrary, Sections 2.01 through to 2.08 hereof shall not become effective until the Lender shall have determined that each of the following conditions precedent shall have been satisfied, provided, however, that such conditions precedent must be satisfied by March 20, 1998 (the date on which such conditions precedent are satisfied is hereinafter referred to as the "Amendment Effective Date");

               (a) all required corporate actions in connection with the execution and delivery of this Amending Agreement shall have been taken, and each shall be satisfactory in form and substance to the Lender and the Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action that the Lender may reasonably request, to be certified by the appropriate corporate person or government authorities;

               (b) an opinion of counsel of the Borrower stating, inter alia, that all appropriate corporate action has been taken by the Borrower to enable the Borrower to enter into the transactions contemplated by this Amending Agreement and that this Amending Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms;

               (c) the Lender shall have received reimbursement or payment from the Borrower for all reasonable fees, costs and expenses of the Lender in connection with this Amending Agreement, and, without limitation, reasonable fees, costs and expenses of counsel to the Lender shall have been paid in full to the persons entitled thereto in immediately available funds;

             (d) all representations and warranties made by the Borrower in
          Section 3 hereof shall be true and correct in all material respects on the Amendment Effective Date with the same effect as though such representations and warranties had been made on such date after giving effect to this Amending Agreement (except to the extent any such representation or warranty relates expressly to an earlier date);

               (e) counterparts of this Amending Agreement shall have been duly executed and delivered on behalf of the Borrower, the Guarantor and the Lender;

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               (f) concurrently with the Amendment Effective Date, all
          guarantees granted in favour of the Lender shall have been reaffirmed, all appropriate amendments have been made to the U.S. Credit Agreement and an amendment to the letter of credit issued by Chase U.S. in favour of Chase Canada shall have been executed by the parties thereto;

               (g) concurrently with the Amendment Effective Date, the U.S. Borrowers shall have redeemed the Senior Secured Notes;

               (h) Chase U.S. shall have received evidence that the sum of (x) availability under the U.S. Credit Agreement and (y) Availability is not less than $5,000,000.00 U.S.; and

               (i) the Lender shall have received, in form and substance satisfying to it, the Acknowledgment and Confirmations, legal opinions, certificates and other documents that it has required of the Borrower and the Guarantor in connection with the Amalgamation.

     SECTION 5. GUARANTOR. The Guarantor hereby acknowledges, consents and agrees to the amendments to the Credit Agreement contained herein. The obligations of the Guarantor owing to the Lender under its guarantee shall not be diminished, released or extinguished by the amendment to the Credit Agreement contained herein and the Guarantor hereby acknowledges and agrees that the Guarantor's guarantee constitutes a legal, valid and binding and continuing obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

     SECTION 6. REFERENCES TO CREDIT AGREEMENT. The term "Agreement", "hereof", "herein" and similar terms as used in the Credit Agreement, and references in the other Loan Documents to the Credit Agreement, shall mean and refer to, from and after the Amendment Effective Date, the Credit Agreement as modified or supplemented by this Amending Agreement.

     SECTION 7. CONTINUED EFFECTIVENESS. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver of any covenant or agreement contained in, or any Default or Event or Default under, the Credit Agreement, and each of the parties hereto agree that, as modified or supplemented by this Amending Agreement, all of the covenants and agreements and other provisions contained in the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect from and after the date of this Amending Agreement.

     SECTION 8. FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver or cause to be executed and delivered all such instruments and to take all such action as the other party may reasonably request, and at the expense of such other party in order to effectuate the intent and purposes of and to carry out the terms of this Amending Agreement.

     SECTION 9. GOVERNING LAW. This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     SECTION 10. COUNTERPARTS. This Amending Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. Counterparts may be executed in original or facsimile form and the parties may adopt any signatures received by a facsimile machine as original signatures of the parties.


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     SECTION 11. CAPTIONS AND HEADINGS. The captions and headings preceding the text of the sections of this Amending Agreement are inserted for convenience only and shall not constitute a part of this Amending Agreement, nor shall they in any way affect its meaning, construction or effect.

     SECTION 12. TIME OF THE ESSENCE. Time shall be of the essence in this Amending Agreement in all respects.

     IN WITNESS WHEREOF the parties have executed this Amending agreement on the date first set out above.

                                           SPORT MASKA INC.

                                           Per:
                                           Name:
                                           Title:


                                           THE CHASE MANHATTAN BANK OF
                                           CANADA

                                           Per:
                                           Name: Christine Chan
                                           Title: Vice-President

     For purposes of Sections 5 herein, the undersigned hereby acknowledges and consents to the foregoing this 10th day of March, 1998.

                                           SLM TRADEMARK ACQUISITION CANADA
                                           CORPORATION

                                           Per:
                                           Name:
                                           Title: